                                                                 EXHIBIT (h)(1)

                                TRANSFER AGENT AGREEMENT

    THIS AGREEMENT is made and entered into on this 1st day of April, 1994, by and between AHA Investment Funds, Inc. currently comprised of The Limited Maturity Fixed Income Portfolio, Full Maturity Fixed Income Portfolio, Diversified Equity Portfolio, and Balanced Portfolio (hereinafter referred to as the "Funds") and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as the "Agent").


                                  W I T N E S S E T H:


    WHEREAS, the AHA Investment Funds, Inc. is an open-ended management investment company which is registered under the Investment Company Act of 1940; and

    WHEREAS, the Agent is a trust company and, among other things, is in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers;

    NOW, THEREFORE, the Funds and the Agent do mutually promise and agree as follows:

1.  TERMS OF APPOINTMENT; DUTIES OF THE AGENT

    Subject to the terms and conditions set forth in this Agreement, the Funds hereby employ and appoint the Agent to act as transfer agent and dividend disbursing agent.

    The Agent shall perform all of the customary services of a transfer agent and dividend disbursing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to the following and as more fully detailed on the attached Exhibit 3 which is incorporated herein by reference:

    A. Receive orders for the purchase of shares, with prompt delivery, where appropriate, of payment and supporting documentation to the Fund's custodian;

    B. Process purchase orders and issue the appropriate number of certificated or uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

    C. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund's custodian;

    D. Pay monies (upon receipt from the Fund's custodian, where relevant) in accordance with the instructions of redeeming shareholders;

    E. Process transfers of shares in accordance with the shareowner's instructions;

    F.   Process exchanges between funds within the same family of funds;

    G. Issue and/or cancel certificates as instructed; replace lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or surety bond;

    H. Prepare and transmit payments for dividends and distributions declared by the Funds;

    I. Make changes to shareholder records, including, but not limited to, address changes in plans (i.e., systematic withdrawal, automatic investment, dividend reinvestment, etc.);

    J. Record the issuance of shares of the Funds and maintain, pursuant to Section Rule 17ad-10(e), a record of the total number of shares of the Funds which are authorized, issued and outstanding;

    K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies;

    L.   Mail shareholder reports and prospectuses to current shareholders;

    M. Prepare and file U.S. Treasury Department forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders;

    N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Funds; and

    O. Provide a Blue Sky System which will enable the Funds to monitor the total number of shares sold in each state. In addition, the Funds shall identify to the Agent in writing those transactions and assets to be treated as exempt from the Blue Sky reporting to the Funds for each state. The responsibility of the Agent for the Fund's Blue Sky state registration status is solely limited to the initial compliance by the Funds and the reporting of such transactions to the Funds.



2.  COMPENSATION


    The Funds agree to pay the Agent for performance of the duties listed in this Agreement; the fees set forth on Exhibit A attached hereto and made a part hereof and out-of-pocket expenses include, but are not limited to the following: printing, postage, forms, stationery, record retention, mailing, insertion, programming, labels, shareholder lists and proxy expenses.

    These fees and reimbursable expenses may be changed from time to time subject to mutual written agreement between the Funds and the Agent.

    The Funds agree/s to pay all fees and reimbursable expenses within thirty
(30) business days following the mailing of the billing notice.

3.  REPRESENTATIONS OF AGENT

    The Agent represents and warrants to the Funds that:

    A. It is a trust company duly organized, existing and in good standing under the laws of Wisconsin;

    B. It is duly qualified to carry on its business in the state of Wisconsin;

    C. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

    D. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement; and

    E. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.


4.  REPRESENTATIONS OF THE FUNDS

    The Funds represent and warrant to the Agent that:

    A. The Funds is an open-ended diversified investment company under the Investment Company Act of 1940;

    B. The Funds is a corporation or business trusts organized, existing, and in good standing under the laws of Maryland;

    C. The Funds is empowered under applicable laws and by its Corporate Charter and bylaws to enter into and perform this Agreement;

    D. All necessary proceedings required by the Corporate Charter have been taken to authorize it to enter into and perform this Agreement;

    E. The Funds will comply with all applicable requirements of the Securities and Exchange Acts of 1933 and 1934, as amended, the Investment Company Act of 1940, as amended, and any laws, rules and regulations of governmental authorities having jurisdiction; and

    F. A registration statement under the Securities Act of 1933 is currently effective and will remain effective. Appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Funds being offered for sale.

5.   COVENANTS OF FUNDS AND AGENT

    The Funds shall furnish the Agent a certified copy of the resolution of the Board of Directors of the Funds authorizing the appointment of the Agent and the execution of this Agreement. The Funds shall provide to the Agent a copy of the Corporate Charter, bylaws of the Corporation, and all amendments.

    The Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended and the rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such section and rules and will be surrendered to the Funds on and in accordance with their request.

6.  INDEMNIFICATION; REMEDIES UPON BREACH

    The Agent agrees to use reasonable care and act in good faith in performing its duties hereunder.

    Notwithstanding the foregoing, the Agent shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, national or state emergencies, fire, mechanical or equipment failure, flood or catastrophe, acts of God, insurrection or war. In the event of a mechanical breakdown beyond its control, the Agent shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Agent's control. The Agent will make every reasonable effort to restore any lost or damaged data, and the correcting of any errors resulting from such a breakdown will be at the Agent's expense. The Agent agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of AHA Investment Funds, Inc. shall be entitled to inspect the Agent's premises and operating capabilities at any time during regular business hours of the Agent, upon reasonable notice to the Agent.

    The Funds will indemnify and hold the Agent harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the Agent's bad faith or negligence, and arising out of or in connection with the Agent's duties on behalf of the Funds hereunder.

    Further, the Funds will indemnify and hold the Agent harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of the negligence of the Funds or the principal underwriter (unless contributed to by the Agent's own negligence or bad faith); or as a result of the Agent acting upon telephone instructions relating to the exchange or redemption of shares received by the Agent and reasonably believed by the Agent to have originated from the record owner of the subject shares; or as a result of the Agent acting upon any instructions executed or orally communicated by a duly authorized officer or employee of the Funds, according to such lists of authorized officers and employees furnished to the Agent and as amended from time to time in writing by a resolution of the Board of Directors of the Funds; or as a result of acting in reliance upon any genuine instrument or stock certificate signed, countersigned or executed by any person or persons authorized to sign, countersign or execute the same.

    In order for this section to apply, it is understood that if in any case the Funds may be asked to indemnify or hold harmless the Agent, the Funds shall be advised of all pertinent facts concerning the situation in question, and it is further understood that the Agent will use reasonable care to notify the Funds promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Funds. The Funds shall have the option to defend the Agent against any claim which may be the subject of this indemnification and, in the event that the Funds so elect, the Agent will so notify the Funds, and thereupon the Funds shall take over complete defense of the claim and the Agent shall sustain no further legal or other expenses in such situation for which the Agent shall seek indemnification under this section. The Agent will in no case confess any claim or make any compromise in any case in which the Funds will be asked to indemnify the Agent, except with the Fund's prior written consent.

7.  CONFIDENTIALITY

    The Agent agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Funds and their shareholders and shall not be disclosed to any other party, except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

8.  WISCONSIN LAW TO APPLY

    This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Wisconsin.

9.  AMENDMENT, ASSIGNMENT, TERMINATION AND NOTICE

    A. This Agreement may be amended by the mutual written consent of the parties.

    B.  After the first full year, this Agreement may be terminated upon ninety
        (90) day's written notice given by one party to the other.

    C. This Agreement and any right or obligation hereunder may not be assigned by either party without the signed, written consent of the other party.

    D. Any notice required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed to the principal place of business of the other party.

    E. In the event that the Funds give to the Agent their written intention to terminate and appoint a successor transfer agent, the Agent agrees to cooperate in the transfer of its duties and responsibilities to the successor, including any and all relevant books, records and other data established or maintained by the Agent under this Agreement.

    F. Should the Funds exercise their right to terminate, all out-of-pocket expenses associated with the movement of records and material will be paid by the Funds.

AHA Investment Funds, Inc.            Firstar Trust Company

By:  /s/ Ronald Jones                 By:  /s/ James C. Tyler
   -------------------------             -----------------------------

Attest:  /s/ Mark C. Cutrell              Attest:  /s/  Amanda Rudolph
       ---------------------                    ----------------------
                                             Assistant Secretary

                                         EXHIBIT A

                                  FIRSTAR TRUST COMPANY
                                   MUTUAL FUND SERVICES

                               Shareholder Accounting Services
                                      No-Load Funds
                                    Annual Fee Schedule

Annual Fee Schedule

-  Minimum annual fees of $10,000 per fund, per year

   -- $7.50 per Fed wire transfer (billed to investor)

   -- $5.00 per telephone exchange (billed to investor)

   -- $2.00 per shareholder account for daily accrual and/or monthly dividends

-  Plus out-of-pocket expenses, including but not limited to:

   -- Telephone--toll-free lines

   -- Postage

   -- Programming

   -- Stationary/envelopes

   -- Mailing

   -- Insurance

   -- Proxies

   -- Retention of records

   -- Microfilm/fiche of records

   -- Special reports

   -- All other out-of-pocket expenses

-  Fees are billed monthly

                                      EXHIBIT B

                               DUTIES OF THE TRANSFER AGENT

1.   SHAREHOLDER INFORMATION

     The Transfer Agent shall maintain a record of the number of shares held by each holder of record which shall include their addresses and taxpayer identification numbers, and which shall indicate whether such shares are held in certificated or uncertificated form.

2.   SHAREHOLDER SERVICES

     The Transfer Agent will investigate all Shareholder inquiries relating to Shareholder accounts, and will answer all correspondence from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Fund. The Transfer Agent shall keep records of shareholder correspondence and replies thereto, and of the lapse of time between the receipt of such correspondence and the mailing of such replies.

3.   STATE REGISTRATION REPORTS

     The Transfer Agent shall furnish the Fund on a state-by-state basis, sales reports, such periodic and special reports as the Fund may reasonably request, and such other information, including Shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Fund and the Transfer Agent.

4.   SHARE CERTIFICATES

     (a) At the expense of the Fund, the Transfer Agent shall maintain an adequate supply of blank share certificates for each Portfolio to meet the Transfer Agent's requirements therefor. Such share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, the Transfer Agent may continue to countersign certificates which bear such signatures until otherwise directed by the Fund.

     (b) The Transfer Agent shall issue replacement share certificates in lieu of certificates which have been lost, stolen, or destroyed, without any further action by the Board of Directors or any officer of the Fund, upon receipt by the Transfer Agent of properly executed affidavits and lost certificate bonds, in form satisfactory to the Transfer Agent, with the Fund and the Transfer Agent as obligees under the bond.

     (c) The Transfer Agent shall also maintain a record of each certificate issued, the number of Shares represented thereby, and the holder of record. With respect to shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto), the transfer Agent shall maintain comparable records of the recordholders thereof, including their names, addresses, and taxpayer identification numbers. The Transfer Agent shall further maintain a stop transfer record on lost and/or replaced certificates.

5.   MAILING COMMUNICATIONS TO SHAREHOLDERS: PROXY MATERIALS

     At the expense of the Fund, the Transfer Agent will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices, and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, the Transfer Agent will prepare Shareholder lists, mail, and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings (act as inspector of election at meetings and certify Shares voted at meetings).

6.   SALES OF SHARES

     (a)  PROCESSING OF INVESTMENT CHECKS OR OTHER INVESTMENTS

          Upon receipt of any check or other instrument drawn or endorsed to it as agent for, or identified as being for the account of the Fund, or drawn or endorsed to the Distributor of the Fund's Shares for the purchase of Shares, the Transfer Agent shall stamp the check with the date of receipt, shall forthwith process the same for collection and, shall record the number of Shares sold, the trade date and price per Share, and the amount of money to be delivered to the Custodian of the Fund for the sale of such Shares.

     (b)  ISSUANCE OF SHARES

          Upon receipt of notification that the Custodian has received the amount of money specified in the immediately preceding paragraph, the Transfer Agent shall issue to and hold in the account of the purchaser/shareholder, or if no account is specified therein, in a new account established in the name of the purchaser, the number of Shares such purchaser is entitled to receive, as determined in accordance with applicable Federal law or regulation.

     (c)  CONFIRMATION

          The Transfer Agent shall send to the purchaser/shareholder a confirmation of each purchase which will show the new share balance, the Shares held under a particular plan, if any, for withdrawing investments, the amount invested, and the price paid for the newly purchased Shares, or will be in such other form as the Fund and the Transfer Agent may agree from time to time.

     (d)  SUSPENSION OF SALE OF SHARES

          The Transfer Agent shall not be required to issue any Shares of Fund where it has received a Written Instruction from the Fund or written notice from any appropriate Federal or state authority that the sale of the Shares of the Fund has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such Written Instructions or written notification.

     (e)  TAXES IN CONNECTION WITH ISSUANCE OF SHARES

          Upon the issuance of any Shares in accordance with the foregoing provisions of this Section, the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid in connection with such issuance.

     (f)  RETURNED CHECKS

          In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent will:
          (i) give prompt notice of such return to the Fund or its designee;
          (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as the Transfer Agent may from time to time deem appropriate.

7.   REDEMPTIONS

     (a)  REQUIREMENTS FOR TRANSFER OR REDEMPTION OF SHARES

          The Transfer Agent shall process all requests from shareholders to transfer or redeem Shares in accordance with the procedures set forth in the Fund's Prospectus, including, but not limited to, all requests from shareholders to redeem Shares of each Portfolio, and all determinations of the number of Shares required to be redeemed to fund-designated monthly payments, automatic payments, or any other such distribution or withdrawal plan.

          The Transfer Agent will transfer or redeem Shares upon receipt of Written Instructions and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent reasonably may deem necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes, if any.

          The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instrutions is valid and genuine, and for that purpose it will require a guarantee of signature by a member firm of a national securities exchange, by any national bank or trust company or by any member bank of the Federal Reserve system. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

          The Transfer Agent may, in effecting transactions, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the provisions of Article 8 of the Uniform Commercial Code, as the same may be amended from time to time in the Commonwealth of Massachusetts, which, in the opinion of legal counsel, for the Fund or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or redemption of Shares. The Fund may authorize the Transfer Agent to waive the signature guarantee in certain cases by Written Instructions.

          For the purposes of the redemption of Shares of each Portfolio which have been purchased within 15 days of a redemption request, the Fund shall provide the Transfer Agent with Written Instructions (see Exhibit 2 hereto) concerning the time within which such requests may be honored.

     (b)  NOTICE TO CUSTODIAN AND FUND

          When Shares are redeemed, the Transfer Agent shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund a notification setting forth the applicable Portfolio and the number of Shares to be redeemed. Such redemptions shall be reflected on appropriate accounts maintained by the Transfer Agent reflecting outstanding Shares of the Fund and Shares attributed to individual accounts and, if applicable, any individual withdrawal or distribution plan.

     (c)  PAYMENT OF REDEMPTION PROCEEDS

          The Transfer Agent shall, upon receipt of the moneys paid to it by the Custodian for the redemption of Shares, pay to the shareholder, or his authorized agent or legal representative, such monies as are received from the Custodian, all in accordance with the redemption procedures described in the Fund's Prospectus; provided, however, that the Transfer Agent shall pay the proceeds of any redemption of Shares purchased within a period of time agreed upon in writing by the Transfer Agent and the Fund, only in accordance with procedures agreed to in writing by the Transfer Agent and the Fund, for determining that good funds have been collected for the purchase of such Shares, such written procedures attached to this Schedule as
          Exhibit 2. The Fund shall indemnify the Transfer Agent for any payment of redemption proceeds or refusal to make such payment, if the payment or refusal to pay is in accordance with said written procedures.

          The Transfer Agent shall not process or effect any redemptions pursuant to a plan of distribution or redemption, or in accordance with any other shareholder request upon the receipt by the Transfer Agent of notification of the suspension of the determination of the Fund's net asset value.

8.   DIVIDENDS

     (a)  NOTICE TO TRANSFER AGENT AND CUSTODIAN

          Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund, with respect to Shares of a Portfolio, the Fund shall furnish to the Transfer Agent a copy of a resolution of its Board of Directors, certified by the Secretary, setting forth with respect to Shares of such Portfolio, the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per Share to the shareholders of record as of that date, the total amount payable to the Transfer Agent on the payment date, and whether such dividend or distribution is to be paid in Shares of such class at net asset value.

          On or before the payment date specified in such resolution of the Board of Directors, the Fund will cause the Custodian of the Fund to pay to the Transfer Agent sufficient cash to make payment to the shareholders of record as of such payment date.

     (b)  PAYMENT OF DIVIDENDS BY THE TRANSFER AGENT

          The Transfer Agent will, on the designated payment date, automatically reinvest all dividends in additional Shares at net asset value (determined on such date), and mail to each shareholder on a monthly basis at his address of record, or such other address as the shareholder may have designated, a statement showing the number of full and fractional Shares (rounded to three decimal places) then currently owned by the shareholder and the net asset value of the Shares so credited to the shareholder's account.

     (c)  INSUFFICIENT FUNDS FOR PAYMENTS

          If the Transfer Agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all shareholders of a Portfolio of the Fund as of the record date, the Transfer Agent will, upon notifying the Fund, withhold payment to all shareholders of record as of the record date, until such sufficient cash is provided to the Transfer Agent.

     (d)  INFORMATION RETURNS

          It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividends, return of capital, and capital gain distributions with the proper Federal, state, and local authorities as are required by law to be filed and shall be responsible for the withholding of taxes, if any, due on such dividends or distributions to shareholders when required to withhold taxes under applicable law.